Exhibit 10.1
SECOND AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT
     This Second Amendment to Restricted Stock Award Agreement (“Amendment”) is made as of December 30, 2007 by and between SUN COMMUNITIES, INC., a Maryland corporation (the “Company”), and GARY A. SHIFFMAN (“Employee”).
RECITALS:
     A. The Company and Employee entered into that certain Restricted Stock Award Agreement, dated as of May 10, 2004, as amended (the “Award Agreement”), pursuant to which the Company issued Employee 75,000 shares of the Company’s Common Stock.
     B. The Company and Employee desire to modify the Award Agreement in accordance with the terms and conditions of this Amendment.
     NOW, THEREFORE, the parties agree as follows:
     1. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Award Agreement.
     2. Section II(a) of the Award Agreement is hereby deleted in its entirety and replaced with the following Section II(a):
     Subject to the restrictions and conditions set forth in the Plan, 18,750 of the Shares (the “Time-Vesting Shares”) shall vest in full on May 10, 2007, provided that Employee is employed by the Company on such date. Subject to the restrictions and conditions set forth in the Plan, the remaining 56,250 Shares (the “Performance-Vesting Shares”) shall vest on March 1, 2010 (provided that Employee is employed by the Company on such date) on the basis of the compound annual growth rate of the Company’s funds from operations per weighted average number of outstanding shares of Common Stock on a fully diluted basis (as determined by reference to the Company’s audited financial statements) (the “Per Share FFO”) for the period commencing January 1, 2005 and ending December 31, 2009 (the “CAGR”), determined by comparing the Per Share FFO for the year ending December 31, 2009 to the Per Share FFO for the year ending December 31, 2005, as follows:

		At least 3% but	At least 4% but
	Less than	less	less
CAGR	3%	than 4%	than 5%	At least 5%
Percentage of Performance-Vesting Shares vesting on March 1, 2010	0	50%	75%	100%

Notwithstanding anything to the contrary herein, (a) the number of Performance-Vesting Shares subject to this Agreement may be decreased in the sole and absolute discretion of the Compensation Committee of the Company at any time prior to March 1, 2010 by written notice to Employee; and (b) any Performance-Vesting Shares so deducted from this Agreement may be awarded to other employees of the Company in the sole and absolute discretion of the Compensation Committee of the Company. By way of illustration, the Company, by action of its Compensation Committee prior to March 1, 2010, may elect to award all 56,250 Performance-Vesting Shares covered by this Agreement to other employees of the Company, in which event Employee shall not be entitled to, and shall not receive, any Performance-Vesting Shares.
     3. Except as otherwise modified herein, the Award Agreement shall remain in full force and effect consistent with its terms.
     4. This Amendment may be executed by the parties in counterparts, each of which shall constitute an original and both of which together shall constitute one and the same agreement. Facsimile copies of signatures to this Amendment shall be deemed to be originals and may be relied upon to the same extent as the originals.
     IN WITNESS WHEREOF, the Company and Employee have executed this Second Amendment to Restricted Stock Award Agreement as of the date first above written.

COMPANY:

SUN COMMUNITIES, INC., a Maryland
corporation

By:	/s/ Jeffrey P. Jorissen

Jeffrey P. Jorissen, Chief Financial
Officer

EMPLOYEE:

/s/ Gary A. Shiffman

GARY A. SHIFFMAN